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         EXHIBIT 12.1 COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                   FOR THE YEARS ENDED DECEMBER 31,
                                        ------------------------------------------------------
                                         2000        1999        1998         1997       1996
                                        ------      ------      -------      ------      -----
Net income (loss) before Taxes........  10,845       3,320      (34,924)     10,140      5,852
Fixed Charges:
  Interest Expense....................  14,084      14,566        3,545          --         --
  Interest Factor of Operating
     Rents............................     314         281          182         171        154
                                        ------      ------      -------      ------      -----
  Total Fixed Charges.................  14,398      14,847        3,727         171        154
                                        ======      ======      =======      ======      =====
Adjusted Earnings.....................  25,243      18,167      (31,197)     10,311      6,006
                                        ------      ------      -------      ------      -----
Ratio of Earnings to Fixed Charges....     1.8         1.2             (a)         (b)        (b)

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(a): Earnings were not sufficient to cover fixed charges by $34,924 in 1998.

(b): The ratio of earning to fixed charges has been excluded for the years ended December 31, 1997, 1996 and 1995 as fixed charges were less than $200 in each of those years.